Amendment #1
                                     to the
                          Promissory Note Dated 3-30-98
                                     made by
                     Cardiovascular Laboratories, Inc. of PA
                                       to
                                F. Stanton Moyer

This Amendment #1 (hereinafter referred to as the "Amendment") to the Promissory Note dated March 30, 1998 (hereinafter the "Note") between Cardiovascular Laboratories, Inc. (hereinafter referred to as the "Maker") and F. Stanton Moyer (hereinafter referred to as, the "Payee") is dated June 10, 1999.

WHEREAS Maker is unable, as of the date of this Amendment, to make payment on the interest and principal as set forth in the Note; and Maker is thereby in default of the terms and conditions set forth in the Note; and

WHEREAS Maker is entering into this Amendment to offer Payee incentive to refrain from enforcing such remedies as the Payee is lawfully entitled to under the terms of the Note; and

WHEREAS Payee wishes to retain its rights and remedies under the Note; and

WHEREAS Payee wishes to restructure Note to enhance the chance of obtaining repayment of interest and principal of Note and to obtain such additional payment as may be available under the terms of this Amendment.

NOW, THEREFORE, in consideration of their mutual covenants, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree to amend the Note as follows:

1. Interest rate. In accordance with the terms of the Note, the interest rate on the outstanding unpaid principal amount shall be increased to the Default Rate (as defined in the original Note) of 11% per annum, which interest shall accrue from April 1, 1999 until the Maker has paid the outstanding principal in its entirety.

2. Principal and Interest Payment. Obligations under the Note shall remain outstanding until repaid in their entirety. The final maturity of the Note shall be extended to July 1, 2002, with twenty equal principal and interest payments due on a monthly basis as set forth in Exhibit B. Additionally, any or all outstanding principal and accrued but unpaid interest shall be eligible for payment from the Payee's participation in the compensation plan of a proposed network marketing organization organized to sell nutritional supplements (hereinafter referred to as the ("NMO") as further described in this Amendment.

3. Network Marketing Organization. Maker and its affiliates intend to launch a NMO that will consist of the creation of a multi-level marketing distributor sales force to sell nutritional supplements. Maker represents and Payee expressly acknowledges that the NMO is not yet established, and may never become successful enough to repay the principal, and interest on the

Note. Notwithstanding this fact, however, in an effort to induce the Payee not to exercise all of its rights and remedies under the terms of the Note, Maker offers the following additional incentive to Payee:

          A. Establishment of NMO. The establishment of NMO shall take place as soon as Maker is able to do so following the execution of this Amendment. Maker represents and Payee expressly acknowledges that the establishment and successful operation of the NMO is subject to inherent uncertainties, including, but not limited to, the inexperience of Maker in the establishment and operation of NMO's such as that contemplated by Maker.

          B. Establishment of the Compensation Plan. Maker represents and warrants to Payee that Maker shall ensure that NMO shall have a compensation plan (the "Compensation Plan") established to compensate distributors on retail sales of products made by distributors in the NMO. Such Compensation Plan shall form a means by which Payee may have all obligations of Maker fulfilled as well as affording Payee the opportunity to earn additional payments above the full amount of interest and principal due under the Notes as amended under terms set forth in this Amendment to compensate Payee for their forbearance in accepting the terms of this Amendment.

          C. NMO Compensation Plan With Respect to Payee. The Compensation Plan is intended to motivate and incentivize independent distributors to build their business through revenues generated within their downline multi-level organization of distributors. The Compensation Plan shall be structured to permit the Payee to be compensated at 25% of the Presidential Level of the Compensation Plan. The Presidential Level of the Compensation Plan shall consist of a 10% override on all net sales made by all distributors in the NMO. For the Purposes of this Amendment, net sales ("Net Sales") shall refer to all revenues generated by the NMO for the sale of retail products within the NMO minus any credits for returned merchandise, credit card processing fees, distributor commissions, distributor rebates and royalties. It is expressly represented by Maker and acknowledged by Payee that this Compensation Plan may require the recruitment of experienced NMO management and/or capital to launch and grow the NMO, and that such management or investors may insist on being considered as distributors for the purposes of calculating Net Sales under this agreement. It is expressly represented by Maker and acknowledged by Payee that the formation, operation and success of the NMO is highly dependent on Timothy W. Cunningham ("Cunningham") and that therefore the Compensation Plan shall consider Cunningham as a distributor for the purposes of calculating Net Sales, provided, however, that any compensation received by Cunningham from NMO retail sales shall not exceed 5% of the Net Sales unless the Payee has received in excess of $500,000 in cumulative payment from the Compensation Plan, at which time Cunningham's compensation from the NMO shall be subject to adjustment by the Board of Directors of Maker at whatever level such Board believes appropriate given the contribution of Cunningham to the success of the NMO enterprise.

4. Payee Agrees to Subordinate Notes to DVIBC, No Action. Payee agrees to subordinate the Note to DVIBC in accordance with Exhibit A, and to execute Exhibit A as evidence of such subordination. Additionally, the Payee agrees to take no further action evidencing a default under the original terms of the Note provided Maker complies with the terms of this Amendment in its entirety.

5. Descriptive Headings, Arbitration/Jurisdiction of the Court. The headings of the several paragraphs of this Amendment are inserted for convenience only and do not constitute a part of this Amendment. Any controversy or claim arising out of or relating to this Amendment, or the breach thereof, shall be settled by arbitration in the County of Montgomery, Pennsylvania, USA, in accordance with the rules of the American Arbitration Association there in effect, except that the Parties thereto shall have any rights to discovery as would be permitted by the Federal Rules of Civil procedure and the prevailing Party shall be entitled to reasonable costs and reasonable attorney's fees from arbitration or any other civil action. Judgement upon the award rendered therein may be entered in any Court having jurisdiction thereof. Jurisdiction for any legal action is stipulated between the Parties to lie in the County of Montgomery, Pennsylvania, USA.

6. Partial Invalidity. In the event that one or more of the provisions contained in this Amendment shall be held to be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

7. Assignability. Except as otherwise provided herein, neither Party may assign this Amendment or any right or obligation under this Amendment without the prior written consent of the other Party, and any purported assignment without such prior written consent shall be void and ineffective.

8. Notice. Any notice required or permitted herein shall be in writing and shall be deemed to have been properly given if delivered personally, or if sent by facsimile (with a copy mailed by international air mail or U.S. mail), or if sent by international registered air mail, return receipt requested, or if sent by U.S. mail, postage prepaid, return receipt requested, or if sent by overnight courier in either case properly addressed to the Party notified at the address set forth below or to the last known address given by such Party to the other
Party:

If to Payee:

If to Maker:

Cardiovascular Laboratories, Inc. of PA
999 Old Eagle School Road - Suite 108
Wayne, PA 19087

9. Entire Amendment/Counterparts. This Amendment constitutes the entire amendment to the Note as agreed upon between the Parties and cancels and supersedes any and all existing agreements or arrangements to amend the note by and between Payee and Maker relating to the subject matter hereof, whether written or oral, and all such prior agreements or arrangements are hereby deemed terminated by mutual consent of the Parties. No amendment or modification of this Amendment shall be deemed effective unless and until executed in writing by Payee and Maker. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument.

Cardiovascular Laboratories, Inc. of PA


/s/ Timothy W. Cunningham               June 9, 1999
-----------------------------------     --------------------------------------
Timothy W. Cunningham                   Date signed



F. Stanton Moyer

/s/ F. Stanton Moyer                   June 10, 1999
-----------------------------------    ---------------------------------------
                                       Date signed

              EXHIBIT A TO AMENDMENT TO NOTE DATED MARCH 30, 1998


                             SUBORDINATION AGREEMENT

This Subordination Agreement ("Agreement") is made and entered into __________, 1999 between F. Stanton Moyer (hereinafter collectively and individually referred to as the "Subordinated Creditor"), Cardiovascular Laboratories, Inc. of PA ("Debtor"), and DVI Business Credit Corporation ("DVIBC"). RECITALS

WHEREAS, Debtor is indebted to Subordinated Creditor; and

WHEREAS, Debtor desires to obtain leases, loans, extensions of credit, and other financial services from DVIBC; and

WHEREAS, DVIBC is unwilling to extend credit or provide financial services to Debtor unless Debtor and Subordinated Creditor enters into this Agreement with DVIBC.

NOW, THEREFORE, for value received and in consideration of the mutual covenants herein, and to induce DVIBC to extend credit and provide financial services to Debtor, the parties hereto intend to be legally bound, hereby, do agree as follows:

                                    AGREEMENT

     1. For the purposes of this Agreement the following definitions shall apply:

     1.1 "Junior Debt" means all loans, advances, liabilities, debit balances, covenants and duties at any time owed by Debtor to Subordinated Creditor, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, now existing or hereafter arising, and whether created directly or acquired indirectly by assignment, pledge, purchase or otherwise and whether arising in connection with creditors, shareholders, directors or officers' rights or other rights to distributions, dividends, salaries, bonuses, loan payments, note payments, professional fees, management fees, or compensation of any nature whether matured or not, together with all interest, fees, charges, expenses and attorneys' fees for which Debtor is now or hereafter becomes liable to pay to Subordinated Creditor under any agreement or by law.

     1.2 "Senior Debt" means all loans, advances, liabilities, debit balances, covenants and duties at any time owed by Debtor to DVIBC, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, now existing or hereafter arising, including without limitation any debt, liability or obligation owing from Debtor to others which DVIBC may have obtained by assignment, pledge, purchase or otherwise, together with all interest, fees, charges, expenses and attorneys' fees for which Debtor is now or hereafter becomes liable to pay to DVIBC under any agreement or by law, and including all deferrals, renewals, extensions, refundings and refinancings, in whole or in part of any of the foregoing.

     2. Subordinated Creditor hereby postpones and subordinates, to the extent and in the manner provided in this Agreement, all of the Junior Debt, to the payment of all of the Senior Debt. If Debtor issues or has issued any instrument or document evidencing the Junior Debt, each such instrument and document shall bear a conspicuous legend that it is subordinated to the Senior Debt. All instruments and documents evidencing the Junior Debt shall upon request be delivered DVIBC properly assigned or endorsed to DVIBC.

     3. Subordinated Creditor agrees not to sue upon, or to collect, or to receive payment upon, by setoff in any other manner, the Junior Debt, now or hereafter existing, nor to sell, assign, transfer, pledge, or give a security interest in the Junior Debt (except subject expressly to this Agreement), nor to enforce or apply any security now or hereinafter existing, nor to join in any petition to bankruptcy or any assignment for the benefit of creditors, or any creditors agreement, not to take any lien or security on Debtor's property real or personal, nor to incur any obligations nor to receive distributions except as provided in Section 4 below, any lows, advances or gifts from Debtor, so long as any Senior Debt shall exist or so long as DVIBC is committed or otherwise obligated to make any loan to or grant any credit to Debtor.

     4. All Senior Debt now or hereafter existing shall be first paid by Debtor before any payment shall be made by Debtor to Subordinated Creditor on the Junior Debt; provided, however that so long as (a) no Event of Default, or any event which with the giving of notice or lapse of time (or both) would constitute an Event of Default (as defined in any agreement evidencing any Senior Debt) exists with respect to any Senior Debt; or (b) such payment will not cause such an Event of Default, or otherwise render Debtor unable to pay the Senior Debt, Debtor may pay valid claims owing to Subordinated Creditor incurred in the ordinary course of business in accordance with the terms of that certain Promissory Note of Debtor payable to Subordinated Creditor in the original principal amount of $50,000, dated as of March 30, 1998 (which shall not be modified without DVIBC's written consent thereto), but not by prepayment, acceleration or otherwise.

     5. The priority of payment set forth in Section 4 above shall apply during the ordinary course of Debtor's business and in case of any assignment by Debtor for the benefit of Debtor's creditors, and in case of any bankruptcy proceedings instituted by or against Debtor's assets, and in case of any dissolution or other winding up of the affairs of Debtor, or of Debtor's business, and in all such cases respectively, the officers of Debtor and any assignee, trustee in bankruptcy, receiver, and other person or persons in charge are hereby directed to pay DVIBC the full amount of any Senior Debt before making any payments to Subordinated Creditor, and so far as may be necessary for that purpose, Subordinated Creditor hereby transfers, assigns and grants to DVIBC a security interest in all of its interests and rights in and to the Junior Debt.

     6. If Debtor defaults at any time under any agreement evidencing any Senior Debt, and if Debtor has at any time from the inception of any such agreement made any payment to Subordinated Creditor, Subordinated Creditor will be fully liable for any and all loss or damage incurred by DVIBC as a result of Debtor's default under such agreement up to the amount of any and all payments received by Subordinated Creditor. DVIBC is hereby irrevocably constituted and appointed the attorney-in-fact of Subordinated Creditor to file any and all proofs of claim and any other documents and to take all other action, either in DVIBC's name, or in the name of the Subordinated Creditor, which in DVIBC's opinion is necessary or desirable to enable DVIBC to obtain such payments.

     7. No subordination of any Junior Debt has previously been executed by Subordinated Creditor for the benefit of anyone else and any such subordinations hereafter executed will be and shall be expressed to be subject and subordinate to the effect hereof. This Agreement shall be continuing in effect, it shall not be cancelled or otherwise rendered ineffective by the payment or discharge at any time of the Senior Debt, and it shall apply to any and all Senior Debt subsequently granted, renewed or extended by DVIBC for Debtor, unless Subordinated Creditor shall deliver to DVIBC a written notice of revocation as to future transactions at a time when Debtor is no longer obligated to DVIBC in any way and while DVIBC is not committed to or otherwise obligated to make any leases, loans or other financial accommodations to Debtor.

     8. Subordinated Creditor hereby further agrees that Subordinated Creditor shall not permit Debtor to: (i) make payment to any of the other parties constituting a relative, affiliate or related in any way to Subordinated Creditor contrary to the terms of this Agreement, including, without limitation, payment of any distribution, professional fees, salary, bonus or other form of compensation to Subordinated Creditor; and (ii) make payment to any other party other than DVIBC in satisfaction of any Senior Debt and any other obligations as may be owing to DVIBC from time to time except as may otherwise be consented to by DVIBC in writing.

     9. THE CONSTRUCTION, INTERPRETATION, VALIDITY AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF CALIFORNIA. SUBORDINATED CREDITOR AGREE TO SUBMIT TO THE JURISDICTION AND VENUE OF THE STATE AND THE FEDERAL COURTS IN CALIFORNIA. In any action, suit, arbitration, or mediation relating to the enforcement of this Agreement the prevailing party shall be entitled to recover its costs and expenses including reasonable attorneys' fees.

     10. This Agreement may be signed in any number of counterparts, each of which will constitute an original, and all of which, taken together, shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written.

DEBTOR:
CARDIOVASCULAR LABORATORIES, INC. OF PA       DVI BUSINESS CREDIT CORPORATION

By:   /s/ Timothy W. Cunningham               By:
      ---------------------------------          ------------------------------
Name: Timothy W. Cunningham                   Name:
      ---------------------------------            ----------------------------
Title: Chairman                               Title:
      ---------------------------------             ---------------------------


SUBORDINATED CREDITOR:
F. STANTON MOYER

By: /s/ F. Stanton Moyer
    ---------------------------------

                  Exhibit B to Amendment to Note Dated 3-30-98

                              Amortization Schedule

                                                                                                             Interest on
                               Accrued                 Outstanding    Accrued      Payment of                 Principal       Total
                Principal      Interest                 Principal     Interest     Accrued P&I    Balance      Balance       Payment
                ---------      --------                -----------    --------     -----------    --------   -----------     -------
5/1/99           25000          229.17      12/1/00      25000.00      4354.17       1467.71      27886.46      229.17       1696.88
6/1/99           25000          229.17       1/1/01      23750.00      4136.46       1467.71      26418.75      217.71       1685.42
7/31/99          25000          229.17       2/1/01      22500.00      3918.75       1467.71      24951.04      206.25       1673.96
8/1/99           25000          229.17       3/1/01      21250.00      3701.04       1467.71      23483.33      194.79       1662.50
9/1/99           25000          229.17       4/1/01      20000.00      3483.33       1467.71      22015.63      183.33       1651.04
10/1/99          25000          229.17       5/1/01      18750.00      3265.63       1467.71      20547.92      171.88       1639.58
11/1/99          25000          229.17       6/1/01      17500.00      3047.92       1467.71      19080.21      160.42       1628.13
12/1/99          25000          229.17       7/1/01      16250.00      2830.21       1467.71      17612.50      148.96       1616.67
1/1/00           25000          229.17       8/1/01      15000.00      2612.50       1467.71      16144.79      137.50       1605.21
2/1/00           25000          229.17       9/1/01      13750.00      2394.79       1467.71      14677.08      126.04       1593.75
3/1/00           25000          229.17      10/1/01      12500.00      2177.08       1467.71      13209.38      114.58       1582.29
4/1/00           25000          229.17      11/1/01      11250.00      1959.38       1467.71      11741.67      103.13       1570.83
5/1/00           25000          229.17      12/1/01      10000.00      1741.67       1467.71      10273.96       91.67       1559.38
6/1/00           25000          229.17       1/1/02       8750.00      1523.96       1467.71       8806.25       80.21       1547.92
7/1/00           25000          229.17       2/1/02       7500.00      1306.25       1467.71       7338.54       68.75       1536.46
8/1/00           25000          229.17       3/1/02       6250.00      1088.54       1467.71       5870.83       57.29       1525.00
9/1/00           25000          229.17       4/1/02       5000.00       870.83       1467.71       4403.13       45.83       1513.54
10/1/00          25000          229.17       5/1/02       3750.00       653.12       1467.71       2935.42       34.38       1502.08
11/1/00          25000          229.17       6/1/02       2500.00       435.42       1467.71       1467.71       22.92       1490.63
                               4354.17       7/1/02       1250.00       217.71       1467.71          0.00       11.46       1479.17
